 Exhibit 1A-15C

   IMPACT HOUSING REIT | UPDATE WEBINAR

   DISCLOSURE  This presentation has been prepared solely for informational purposes by Impact Housing REIT LLC (“Impact”). Nothing contained herein constitutes an offer or solicitation to purchase securities. Impact believes that all information in this presentation is reliable and accurate to the best of its knowledge, but cannot guarantee the accuracy or completeness of such information nor has such information been independently verified. Such information is subject to change and all information is provided as of the date of this presentation only unless otherwise noted. All prospective investors should conduct their own independent due diligence with the help of their appropriate professional advisors before making any investment decision. Before making any investment decision, you should carefully review Impact’s Offering Circular which has been publicly filed with the Securities and Exchange Commission, a copy of which is available at https://impacthousing.com/wp-content/uploads/2018/03/Impact-Housing-REIT_Offering-Circular-First-Post-Effective-Amendment.pdf including the section titled “RISKS OF INVESTING.”This presentation contains forward-looking statements. The term “forward-looking statements” means any statements, including financial projections, that relate to events or conditions in the future. Often, forward-looking statements include words like “we anticipate,” “we believe,” “we expect,” “we intend,” “we plan to,” “this might,” or “we will.” The statement “We believe demographic shifts will favor apartment communities” is an example of a forward-looking statement. Because we are talking about a new business, most of the things we say in this presentation are forward-looking statements. In fact, everything we say is a forward-looking statement, other than statements of historical fact. Forward-looking statements are, by their nature, subject to uncertainties and assumptions. The statement “We believe demographic shifts will favor apartment communities” is not like the statement “We believe the sun will rise in the East tomorrow.” It is impossible for us to know exactly what is going to happen in the future, or even to anticipate all the things that could happen. Our business could be subject to many unanticipated events, including all of the things we talk about in the “RISKS OF INVESTING” section of our Offering Circular. Consequently, the actual result of investing in Impact could (and almost certainly will) differ from those anticipated or implied in any forward-looking statement, and the differences could be both material and adverse. We do not undertake any obligation to revise, or publicly release the results of any revision to, any forward-looking statements, except as required by applicable law. GIVEN THE RISKS AND UNCERTAINTIES, PLEASE DO NOT PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS. PAST PERFORMANCE DOES NOT GUARANTEE OF FUTURE RESULTS.Any inquiries or communications relating to these materials should be directed to the following person:Edward LorinStrategic Realty Holdings23901 Calabasas Road, Suite 2010Calabasas, CA 91302(818) 737-8000  www.impacthousing.com

OVERVIEW

Impact Housing REIT, through its Sponsor Strategic Realty Holdings, will focus on value-add real estate opportunities for workforce housing, including the acquisition and renovation of distressed and/or neglected communities throughout the U.S.

Investment Characteristics

- Targeted Units / Property Range - 100 – 500 units.
- Targeted Geographies – Nationwide
- Equity Investment Range - $3MM - $10MM
- Targeted Leverage Range for Portfolio - 75%

The REIT is set to acquire its first multifamily apartment community, a twelve-story, 143-unit high rise located in Southern Maryland, just outside Washington D.C., alongside a group of sophisticated real estate investors who have already committed over $5.5 million to the project.

*Note: past performance is not indicative of future results

SRH
STRATEGIC REALTY HOLDINGS

 ABOUT OUR SPONSOR  Proven track record of identifying undervalued, underperforming, and/or undercapitalized properties throughout the nation.$3 Billion of multifamily properties acquired over the last 15 years (acting as either Principal or Advisor).Sponsor has delivered, on average, an annual cash on cash return of 8.55% and an internal rate of return (IRR) of 24.74% on 28 completed projects (consisting of 40 individual properties) in the last 7 years.Partnered with Healthy Apartment Property Initiative (HAPI) Foundation, a 501C-3 nonprofit that provides free food and health, nutrition and fitness related programming to kids and families living in our communities. Experience in raising over $260 Million in equity from JV partners and private HNW investors.   *Note: past performance is not indicative of future results

INVESTMENT HIGHLIGHTS

- Naturally Occurring Affordable Housing
- High 96% Occupancy Rate
- Transit-Oriented, DC Metro Location
- Close Proximity to Large Employers
- RUBS Program Potential
- Low-Cost, High Value Upgrade Potential
- Water Conservation Potential
- Affordable and HAPI Potential

 COMMUNITY HIGHLIGHTS   *Note: past performance is not indicative of future results

RESIDENT AMENITIES

- Fitness Center
- Outdoor Lounge
- Playground
- Laundry Facilities
- Elevator
- Controlled Access Entry
- Onsite Management / Maintenance
- Package Receiving
- Close Bus Stop Access

*Note: past performance is not indicative of future results

SRH
STRATEGIC REALTY HOLDINGS

     Individually-Owned Townhomes  Scenic Views  Out of Order!  Outdated Amenities, Shared Spaces and Unit Interiors  PROPERTY HIGHLIGHTS   *Note: past performance is not indicative of future results

   OPPORTUNITY

LOW-COST, HIGH VALUE IMPROVEMENTS

In this community, we see an opportunity to make low-cost, high value interior and exterior improvements that include:

- New paint in units
- Replace carpet with wood-plank flooring in units

- Landscaping and lounge improvements
- Replace existing lighting with energy efficient LEDs
- Implement a pest control management and prevention system

- Fix plumbing, replace and repair piping as needed to conserve water and reduce cost
- Replace old, neglected storage facilities with new
- Replace old, shared laundry machines with new

*Note: past performance is not indicative of future results

SRH
STRATEGIC REALTY HOLDINGS

 WHAT WE’VE DONE IN THE PAST   *Note: past performance is not indicative of future results

14000

WATER CONSERVATION

We also see an opportunity to reduce our carbon footprint and costs.

- Current water usage significantly above comparable properties (~$1,600/unit/year vs. $800/unit/year)
- USGS recommends that average daily water consumption runs at about 80-100 gallons/person. Historical property usage runs at approximately 150 gallons/person
  - Solution 1: Substantial replacement of copper piping with PVC will drastically reduce wastage from existing leaks
  - Solution 2: Installation of low-flow fixtures/toilets
- **Townhome Utility Usage/Reimbursement**
  - Property is undercompensated for water reimbursements from 48 individually-owned townhomes
  - Solution: Individually meter townhomes and properly bill back townhome owners for accurate usage

*Note: past performance is not indicative of future results

SRH
STRATEGIC REALTY HOLDINGS

COMMUNITY SUPPORTAnd a significant opportunity to create a affordable, healthier community.  Work to maintain rents that are affordable for the area’s workforce demographic. Majority of residents will have incomes at or below 80% of Area Median Income (AMI) threshold.Implement Healthy Apartment Property Initiative (HAPI) Foundation’s low-cost, high reward customized programming that includes free on-site:Afterschool programsHealth related education Fitness and nutrition classesCommunity gardeningWellness programming https://www.hapiapts.org/   *Note: past performance is not indicative of future results

 INVESTMENT SUMMARY  ImpactHousing REIT Investors = $3M (37.5%)  Joint VenturePartner = $5M (62.5%)  Equity Structure    Impact Housing REIT to serve as controlling GP interest with JV partner in an LP capacityTotal Equity Investment: $8.0M    *Note: past performance is not indicative of future results  Offering Terms    Maximum Raise  $35,000,000  Minimum Raise  $3,000,000  # Of Shares  3,500,000  Price Per Share  $10.00  Minimum Investment ($)  $1,000  Life of the Fund  5 – 7 Years

   DISTRIBUTION WATERFALL    *Note: past performance is not indicative of future results  Ordinary Operating Cash Flow  primarily in the form of rent payments received after expenses  Priority 1  Investors will receive all the operating cash flow until they have received a 7% cumulative, non-compounded annual return on invested capital;  Priority 2  Any remaining operating cash flow will be distributed 65% to the Investors on a pro rata basis, and 35% to the Manager.  Capital Transactions – Net Proceeds  “capital transactions” refers to sales or refinancing of properties  Priority 1  Investors will receive all the net proceeds until they have received a 7% cumulative, non-compounded annual return on their invested capital;  Priority 2  Investors will receive any remaining net proceeds to return an allocable portion of the capital they invested* (see explanation in Offering Circular);   Priority 3  Any remaining net proceeds will be distributed 65% to the Investors on a pro rata basis and 35% to the Manager until Investors have received a “internal rate of return” of 16%** (see explanation in Offering Circular); and  Priority 4  Any remaining net proceeds will be distributed 50% to the Investors on a pro rata basis and 50% to the Manager.  *Note that no returns are guaranteed. Investors will receive distributions only if we are able to generate a profit from the business.

   OFFERING UPDATE   *Note: past performance is not indicative of future results  Mid-March 2018 - Filed amended offering circular with SEC to allow time for Maryland closing.Only material change is the extension of Offering Close to Sept 2018Formal notification for existing investors will be circulated in the coming weeks.Mid - May 2018 – Expected to close on Maryland Property. Now until then, we are actively capital raising from the impact and real estate investment community, and hunting for the next opportunistic deal to put into the REIT. We have several targets which will be announced if and when they come to fruition.

   QUESTION & ANSWER